Exhibit 99.1
NEWS RELEASE
06

CONTACTS
Media	Investor Relations
Angie Howland Blackwell – 585-678-7141	Patty Yahn-Urlaub – 585-678-7483
Eric Thomas—585-678-7466	Bob Czudak – 585-678-7170
Constellation Brands Names Jay Wright
Chief Operating Officer
VICTOR, N.Y., June 1, 2011 – Constellation Brands, Inc. (NYSE: STZ), the world’s leading premium wine company, announced today that Jay Wright, currently president of its North American division, has been named chief operating officer (COO) of Constellation Brands, effective immediately. In his new role, Wright will provide unified leadership for marketing, sales and operations across the company’s entire business. The creation of the COO role is the latest step in the company’s evolution to further refine and streamline its organization.
          A native of Montreal, Wright was named president of the North American business in December 2009. Previously, he served as executive vice president and chief commercial officer of Constellation Wines U.S. He also served as president of Vincor International Inc. from June 2006 until March 2009 and, prior to that, as president and COO of Vincor International Inc.’s Canadian wine division from October 2001 until June 2006. A graduate of Queen’s University in Canada, Wright held management positions at Molson, Nabisco, and Procter & Gamble in Canada and at Borden Foods Corporation in the U.S.
          Wright will continue to report to Rob Sands, president and chief executive officer.

About Constellation Brands
          Constellation Brands is the world’s leading premium wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.
          Constellation Brands (NYSE: STZ and STZ.B) is a S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 125 countries and operations in approximately 30 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company’s website at www.cbrands.com.
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